Exhibit 99.1

Merger between SXC and Catalyst

Employee Questions & Answers

May 21, 2012

As part of our commitment to be open and transparent with our communications throughout this process, we have collected all of the questions that we have received so far and, where we have answers, are providing them below.

As expected, many of the questions that we have received are related to individual roles, compensation, benefits, and other terms of employment when we make the transition to SXC. In most cases, we are too early in the process to answer those questions but remain committed to sharing information with you as soon as it becomes available. Employees should continue to submit questions to Human Resources at: IntegrationQuestions@catalystrx.com.

General

Q:	What happens now that we’ve announced the merger?

A:	Both organizations have been working to develop a framework that will allow us to start the integration process. Rick Bates from Catalyst and Jeff Park from SXC will co-lead the integration efforts for the two companies. This collaborative approach to integration will bring together the best thinking of both organizations and is reflective of the spirit of partnership that we are striving to achieve as we bring together our two organizations.

Until we receive approval from the Federal Trade Commission, we are limited in what details we are able to discuss and, as a result, information flow on what is happening may be slow at first. While we await the antitrust review of the merger, there are some integration planning activities that we will initiate and you can expect to receive additional information as Jeff and Rick formulate our plans.

Q:	Why did we decide that now was the right time to merge with SXC?

A:	As we have all seen over the past several years, the industry in which we operate is changing rapidly. In particular, four issues have emerged that have fundamentally changed the PBM industry and by bringing together these two organizations, we will be better positioned to respond.

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The merger between ESI and Medco has transformed the competitive landscape and the increased size and scale of the combined company will make us stronger, more efficient, and able to more effectively compete against the largest players in the market.

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Healthcare reform creates a series of unanswered questions for the PBM industry and the merger brings together the best thinking of the two organizations and creates a more diversified product and service portfolio that will make us better prepared for change.

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The two companies are complimentary organizations and this combination brings together the industry leading pharmacy tools and technology expertise of SXC with Catalyst’s best-in-class PBM services and clinical offerings.

General Employment

Q:	When will I transition to SXC?

A:	Catalyst employees will transition to SXC when the transaction closes. The merger is subject to approval by SXC and Catalyst shareholders as well as the satisfaction of customary closing conditions and regulatory approvals. The merger is expected to close by the second half of 2012; a more exact timeframe will be announced as soon as it becomes known.

Q:	Will I lose credit for my years of service with Catalyst or the time with my previous employer if I came to Catalyst through an acquisition (e.g. WHI)?

A:	No. Your prior years of service with Catalyst will be recognized by SXC (most importantly for benefits purposes). Following the close of the transaction, Catalyst Human Resources will provide SXC with your employee records and files, including your hire date. Your date of hire will include your service time before Catalyst (i.e., that which was provided to Catalyst when you were acquired by Catalyst). Any discrepancies in hiring dates provided to SXC by Catalyst should be addressed directly with Catalyst Human Resources.

Q:	Will I be in the same or a similar position after the transition to SXC?

A:	It is expected that you will transition to SXC in your same position with the same title, reporting relationship, job functions and base salary unless changes are communicated directly to you

Q:	I work remotely today. Will I continue to work remotely after the transition to SXC?

A:	It is expected that Catalyst team members will transition to SXC with their current work arrangement and schedule. Unless a change is communicated directly to you, you should expect to continue with your remote office arrangement.

Q:	Is the Deerfield office still moving into the new Bannockburn office?

A:	Yes. Everything is proceeding as planned and is on schedule.

Benefits	& Compensation

Q:	What happens to Catalyst employees’ current benefits and compensation?

A:	Until the merger is completed, Catalyst and SXC remain independent companies and your salary and benefits remain unchanged.

Q:	What benefits does SXC offer?

A:	At this time, we do not have any specific benefit information. Such information will be shared with employees as soon as it is made available.

Q:	What will happen to my Catalyst 401(k)?

A:	Until the transition, there will be no change to employee participation in Catalyst’s 401(k) savings plan. Information about how the merger affects Catalyst’s 401(k) plan will be provided as soon as it is available as there are several options to be considered. Such information will cover topics such as vesting, loans, rollovers, etc.

Q:	Will the fuel-efficient car benefit be terminated when we transition to SXC?

A:	At this time, we do not have any specific benefit information. Such information will be shared with employees as soon as it is made available.

Q:	Can I still use my PTO?

A:	Yes! While you are an employee of Catalyst, PTO should be scheduled in accordance with our normal practices.

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